Exhibit A

Formula Systems (1985) Ltd. (the "Company")

Notice regarding the results of the special tender offer commenced by Emblaze Ltd. (the "Offeror") on
February 6, 2007, as amended by the Offeror on March 5, 2007, and on March 18, 2007, for the
purchase of 695,780 ordinary shares par value NIS 1.00 each of the Company

On February 6, 2007, the Offeror submitted to the holders of ordinary shares par value NIS 1.00 each of the Company (the “Shares”), a proposal to purchase, by means of a special tender offer pursuant to the provisions of Chapter II of Part VIII of the Israeli Companies Law, 5759-1999 (the “Companies Law”), 695,780 Shares, constituting approximately 5.3% of the Company’s issued and paid-up capital and voting rights, all in accordance with the special tender offer document submitted by the Offeror on February 6, 2007, as amended by the Offeror on March 5, 2007 and on March 18, 2007 (the “Special Tender Offer”).

The Offeror’s commitment to purchase the Shares was conditioned upon (i) the holders of a majority of the votes of the Offerees that announced their position with respect to the Special Tender Offer having accepted the offer, and (ii) the acceptance of the Special Tender Offer, by the Last Acceptance Date (as defined in the Special Tender Offer document), with respect to at least 695,780 Shares of the Company (constituting approximately 5.3% of the Company’s issued and paid-up capital and voting rights).

Until the Last Acceptance Date, Notices of Acceptance have been received with respect to 1,239,520 Shares, constituting approximately 9.4% of the Company’s issued and paid-up capital and voting rights, and representing a majority of the Shares with respect to which positions were announced by the Offerees with respect to the Special Tender Offer. Therefore, the Special Tender Offer has been accepted.

Pursuant to Section 331 of the Companies Law and Section 5(i) of the Israeli Securities Regulations (Tender Offer), 5760-2000, within four days of the Last Acceptance Date, i.e. until April 2, 2007, at 2:00 pm EST, Offerees having given no notice of their position with respect to the Special Tender Offer or having objected thereto, may accept the offer, in which case they shall be deemed to have accepted the offer from the outset.

Emblaze Ltd.